ARCO [logo]   333 South Hope Street                     N E W S
              Los Angeles, CA   90071
              Telephone  (213) 486 3384
              Facsimile  (213) 486 0169


For Immediate Release                            April 23, 1999


ARCO DEBT SECURITIES SALE CLOSED

LOS ANGELES, April 23 -- ARCO (NYSE: ARC) today announced its $1 billion offering of senior debt securities has closed.

The securities consisted of two $500 million tranches. The four-year notes, due 2003, were priced with a coupon of 5.55% and at an issue price of 99.871%. The 10-year notes, due 2009, were priced with a coupon of 5.90% and at an issue price of 99.659%. Net proceeds from the offering will be used for general corporate purposes and, principally, for the replacement of short-term debt with long-term debt.

ARCO's long-term debt is rated "A2" by Moody's Investors
Services, Inc. and rated "A" by Standard & Poor's Ratings
Service. Both rating agencies placed ARCO ratings under review for a possible upgrade following news that BP Amoco and ARCO were in merger discussions.

Goldman, Sachs & Co. and Salomon Smith Barney were joint book runners for the bond offering. The co-managers are Chase Securities Inc., Credit Suisse First Boston, J.P.
Morgan & Co., NationsBanc Montgomery Securities LLC. and
Warburg Dillon Read LLC.

ARCO is a worldwide integrated hydrocarbons corporation with operations encompassing all aspects of the oil and gas business: exploration, production, refining, and marketing of crude oil, natural gas and natural gas liquids. ARCO has significant operations on the North Slope of Alaska and in the Western United States, Gulf of Mexico, China, Indonesia, and the North Sea.

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For further information: Media: Linda Dozier or Marylou
Flynn (213)486-3384; Investors: Eden Warner (213)486-1511 or
David De Sonier (213)486-1811. For a complete file of news releases, visit http://www.arco.com.